Exhibit 99.1

Trovagene, Inc. Announces Second Quarter 2015 Financial Results

SAN DIEGO, CA — August 10, 2015 Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today reported its financial results for the three months and six months ended June 30, 2015.

“Our pilot commercial team has gained impressive traction in the field, delivering stronger than expected participation by oncologists in our Clinical Experience Program,” said Antonius Schuh, Ph.D., chief executive officer of Trovagene. “Additionally, we continue to demonstrate in clinical studies the utility of our Precision Cancer Monitoring platform to detect and monitor validated driver mutations in several cancer types. Our goals over the next several quarters are clear and include increasing the number of oncologists using our assays in clinical practice, presenting and publishing additional clinical study results supporting the utility of our tests, and expanding the mutation coverage of our platform. Liquid biopsy for cancer monitoring offers tremendous potential, and our recently competed capital raise strengthens our balance sheet and positions us to execute on our business plan, improve the care of cancer patients, and increase shareholder value.”

Second Quarter 2015 Financial Results

For the second quarter ended June 30, 2015, Trovagene reported a net loss of $10.2 million, or $0.41 per share, as compared to a net loss of $1.1 million, or $0.06 per share, for the three months ended June 30, 2014. The increase in net loss is primarily due to increased operating expenses and changes in the fair market value of derivative instruments during the second quarter of 2015 as compared to the prior year comparable period. The $3.2 million loss due to the change in fair value of certain derivative instruments (warrants) resulted in a non-operating, non-cash loss of $0.13 per share in the second quarter of 2015.

First Half 2015 Financial Results

For the six months ended June 30, 2015, Trovagene reported a net loss of $17.4 million, or $0.75 per share, as compared to a net loss of $4.3 million, or $0.23 per share, for the six months ended June 30, 2014. The increase in net loss is primarily due to increased operating expenses and changes in the fair market value of derivative instruments during the first half of 2015 as compared to the prior year comparable period. The $5.1 million loss due to the change

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

in fair value of certain derivative instruments (warrants) resulted in a non-operating, non-cash loss of $0.22 per share in the first half of 2015.

Cash and Cash Equivalents

Trovagene had cash and cash equivalents of $41.3 million on June 30, 2015, as compared to $27.3 million on December 31, 2014. Additionally, the Company completed a secondary public offering on July 22, 2015, raising approximately $40 million in gross proceeds.

Review of Second Quarter Announcements Demonstrate Continued Progress in Development Programs and Commercialization

•                  Urinary circulating tumor DNA (ctDNA) assay outperforms tissue biopsy in clinical study for the detection of EGFR T790M mutations in metastatic Lung Cancer patients presented at the 2015 European Lung Cancer conference. Highlights include:

•                  Enables detection of emerging T790M mutations with greater sensitivity than tissue biopsy and months before detection of cancer progression with imaging

•                  Tracking ctDNA  in urine enables determination of response to novel EGFR T790M inhibitors within days of initial treatment

•                  Poster presentations at the 2015 American Association for Cancer Research Annual Meeting highlighted clinical utilities and advantages of Trovagene’s ctDNA Precision Cancer Monitoring℠ (PCM) platform including the ability to obtain significantly more ctDNA from urine samples vs. plasma

•                  Trovagene’s urine-based HPV assay was featured at the 13th Annual Cervical Cancer Conference and HPV Consortium in Beijing. Results included the PREDICTORS 4 study which demonstrated high sensitivity and potential for a non-invasive test to be made available to millions of women who are unscreened for cervical cancer risk

•                  Cost benefit analysis of Trovagene’s PCM platform presented at the Association for Value-Based Cancer Care in Washington, DC. demonstrated that the use of Trovagene’s urinary liquid biopsy can significantly reduce costs when compared to tissue biopsy

•                  Commercial marketing campaign launched at the 2015 American Society of Clinical Oncology Annual Meeting. Introduced physician access program and awareness campaign highlighting the Company’s urine-based liquid biopsy service.

•                  Clinical data presentations at ASCO addressed advantages of liquid biopsy over tissue biopsy and demonstrates ability to monitor tumor dynamics in lung, pancreatic, and colon cancers

•                  Trovagene included in the Russell 3000®, the Russell 2000® Small Cap, and Russell Global® Indexes.

Reiteration of 2015 Goals and Objectives

•                  Introduce and gain adoption of our PCM platform among strategically selected clinicians and institutions

•                  Complete and conduct additional clinical studies at major oncology centers and through collaborations with integrated healthcare networks

•                  Present and publish clinical results for studies using Trovagene’s PCM platform as they become available

•                  Complete CLIA development and release additional urine-based assays to expand Trovagene’s liquid biopsy platform for the detection and monitoring of multiple clinically actionable oncogene mutations in parallel

•                  Enter into additional R&D and commercial collaborations with pharmaceutical companies

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission. The Company is providing the information in this release as of the date of this release and specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

(Financial Information to Follow)

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

Trovagene, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenue:
Royalty	$47	$46	$172	$157
License fees	—	10	—	10
Diagnostic service	3	—	5	—
Total Revenue	50	56	177	167

Costs and expenses:
Cost of revenue	80	—	256	—
Research and development	2,684	1,397	4,882	2,840
Selling and marketing	1,916	590	2,711	1,159
General and administrative	2,002	1,310	3,808	2,669
Total operating expenses	6,682	3,297	11,657	6,668

Loss from operations	(6,632)	(3,241)	(11,480)	(6,501)

Other income (expense):
Interest income	9	2	16	4
Interest expense	(391)	(55)	(780)	(64)
(Loss) gain from change in fair value of derivative instruments- warrants	(3,175)	2,217	(5,123)	2,250
Other income	9	—	13	44
Net loss and comprehensive loss	$(10,180)	$(1,077)	$(17,354)	$(4,267)
Preferred stock dividend	(6)	(2)	(12)	(11)
Net loss and comprehensive loss attributable to common stockholders	$(10,186)	$(1,079)	$(17,366)	$(4,278)
Net loss per common share - basic	$(0.41)	$(0.06)	$(0.75)	$(0.23)
Net loss per common share - diluted	$(0.41)	$(0.17)	$(0.75)	$(0.34)
Weighted average shares outstanding - basic	24,593	18,903	23,213	18,903
Weighted average shares outstanding - diluted	24,593	19,233	23,213	19,068

Trovagene, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2015	December 31, 2014
	(unaudited)

Assets

Current assets:
Cash and cash equivalents	$41,294	$27,294
Accounts receivable	100	57
Prepaid expense and other assets	508	369
Total current assets	41,902	27,720
Property and equipment, net	1,379	840
Other assets	363	337
Total Assets	$43,644	$28,897

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,111	748
Accrued expenses	1,519	1,842
Current portion of long-term debt	2,320	1,898
Total current liabilities	4,950	4,488

Long-term debt, less current portion	12,882	13,053
Derivative financial instruments	7,693	3,006
Total Liabilities	25,525	20,547

Stockholders’ equity	18,119	8,350
Total liabilities and stockholders’ equity	$43,644	$28,897

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